77C Matters submitted to a vote of security holders


(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Floating Rate Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 52,855,746.912 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b)   Not applicable.

(c) To approve a new Portfolio Management Agreement on behalf of Stein Roe Floating Rate Limited Liability Company.

       For:    40,444,670.909    shares of beneficial interest being a
                                 majority of the shares represented
                                 at the Meeting
      Against:   389,033.384     shares of beneficial interest
      Abstain:   776,937.718     shares of beneficial interest

(d) Not applicable.


(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Stein Roe Institutional Floating Rate Income Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 14,054,269.291 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b)   Not applicable.

(c) To approve a new Portfolio Management Agreement on behalf of Stein Roe Floating Rate Limited Liability Company.

       For:      7,453,916.970    shares of beneficial interest being a
                                  majority of the shares represented
                                  at the Meeting
      Against:            0.00    shares of beneficial interest
      Abstain:            0.00    shares of beneficial interest

(d) Not applicable.

(proxy statement incorporated herein by reference to Accession Number 0000950135-01-502251)

77L Changes in accounting principles and practices

Stein Roe Floating Rate Limited Liability Company (Fund)

     The Fund has proposed to revoke its ss.171(c) election under the Internal Revenue Code, thus changing its accounting method for premium amortization.


As required, effective September 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Stein Roe Floating Rate Limited Liability Company, which were materially impacted by this change.